EXHIBIT 99.1
                                                                    ------------

               ARIAD Reports Third Quarter 2006 Results

     Company on Track for AP23573 Partnership and Phase 3 Clinical
                                 Trial


    CAMBRIDGE, Mass.--(BUSINESS WIRE)--Nov. 2, 2006--ARIAD
Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced financial results for the quarter ended September 30, 2006 and provided an update on progress towards achievement of 2006 goals.

    "We remain on track to launch our randomized, worldwide Phase 3 clinical trial in advanced sarcomas and to initiate patient enrollment at major sarcoma centers during the first quarter of 2007. In addition, our negotiations with multiple potential partners regarding an ex-US collaboration for AP23573 are advancing toward completion," said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD.

    Financial Highlights

    For the quarter ended September 30, 2006, the Company reported a net loss of $15.2 million, or $0.25 per share, as compared to $14.6 million, or $0.25 per share, for the quarter ended September 30, 2005. The increase in net loss for the quarter is due primarily to higher expenses resulting from the Company's NF-(kappa)B patent infringement litigation and the adoption of new accounting requirements related to stock options and other share-based payments, offset in part by lower research and development costs reflecting the later stages of certain clinical trials for the Company's lead product candidate, AP23573. For the nine months ended September 30, 2006, cash used in operations was $42.2 million. The Company reiterated its financial guidance for 2006 cash used in operations of $53 million to $56 million.

    On October 25, 2006, the Company completed the sale of 3,112,945 shares of its common stock to Credit Suisse Securities (USA) LLC in an underwritten offering for proceeds of $14.5 million, or $14.3 million after estimated offering expenses. The proceeds will be used primarily for ongoing research and development and supporting activities.

    The Company ended the third quarter 2006 with $39.2 million in cash, cash equivalents and marketable securities, or $53.5 million on a proforma basis reflecting the sale of common stock referred to above, compared with $81.5 million at the end of 2005.

    Corporate and Development Highlights

    The Company has continued to make substantial progress toward achievement of its corporate goals for 2006. Key accomplishments this quarter include:

    -- Announced expanded efficacy data on AP23573 from further analysis of its ongoing Phase 2 trial of AP23573 in patients with advanced sarcomas. The new results demonstrate that patients with an AP23573 clinical-benefit response (CBR; 61 of 212 patients in the trial) have a 70% progression-free survival rate (PFS) at six months and a 36-week median PFS. The PFS rate in this patient subset was nearly triple that of the overall trial population (vs. 24%), and the median PFS was approximately 21 weeks longer than that of the overall trial population (vs. 15 weeks). Further, the expanded analysis highlights that CBR is a clinically useful surrogate for PFS in this difficult-to-treat patient population. These findings are being presented this week at the 12th Annual Connective Tissue Oncology Society (CTOS) Meeting in Venice, Italy.

    -- Announced a non-exclusive, royalty-bearing license agreement to its ARGENT(TM) cell-signaling regulation technology with Bellicum Pharmaceuticals, Inc. to develop and commercialize new cancer therapies. ARIAD will have an equity stake in Bellicum and will receive additional payments based on certain development, regulatory and commercial milestones achieved by Bellicum. Products in this partnership will use the Company's small-molecule dimerizer drug, AP1903, which already has successfully completed a Phase 1 clinical trial.

    -- Received issuance of a U.S. patent covering its novel mTOR inhibitors, including its lead cancer product candidate, AP23573, and uses of these compounds to treat various cancers and to prevent reblockage at sites of vascular injury following stent-assisted angioplasty. U.S. Patent No.
        7,091,213 provides coverage through the year 2023.

    Upcoming Scientific Meetings

    ARIAD and its scientific collaborators will make presentations at the following meetings:

    -- 12th Annual Connective Tissue Oncology Society (CTOS) Meeting, Venice, Italy, November 2 to 4, 2006.

    -- 48th American Society of Hematology Annual Meeting, Orlando, Florida, December 9 to 12, 2006.

    Upcoming Investor Meetings

    ARIAD management will present updated overviews of the Company's progress and plans at several investor conferences, including the following:

    -- Cowen & Co. 7th Annual Global Healthcare Conference, London, England, November 7 to 8, 2006.

    --  JPMorgan Small/Mid Cap Conference, Boston, Massachusetts,
        November 13 to 15, 2006.

    -- Credit Suisse 2006 Healthcare Conference, Phoenix, Arizona, November 15 to 17, 2006.

    -- Lazard Capital Markets 3rd Annual Life Sciences Conference, New York, New York, November 28 to 29, 2006.

    -- JPMorgan 25th Annual Healthcare Conference, San Francisco, California, January 8 to 11, 2007.

    Today's Conference Call Reminder

    ARIAD will hold a live webcast of its quarterly conference call today at 8:30 a.m. (EST). The live webcast can be accessed by visiting the investor relations section of the Company's website at http://www.ariad.com/investor. The call can be accessed by dialing 866-713-8564 (domestic) or 617-597-5312 (international) five minutes prior to the start time and providing the passcode 41972194. A replay of the call will be available on the ARIAD website approximately two hours after completion of the call and will be archived for two weeks.

    About ARIAD

    ARIAD is engaged in the discovery and development of breakthrough medicines to treat cancer by regulating cell signaling with small molecules. The Company is developing a comprehensive approach to patients with cancer that addresses the greatest medical need - aggressive and advanced-stage cancers for which current treatments are inadequate. Medinol Ltd. also is developing stents and other medical devices that deliver ARIAD's lead cancer product candidate to prevent reblockage at sites of vascular injury following stent-assisted angioplasty. ARIAD has an exclusive license to pioneering technology and patents related to certain NF-(kappa)B treatment methods, and the discovery and development of drugs to regulate NF-(kappa)B cell-signaling activity, which may be useful in treating certain diseases. Additional information about ARIAD can be found on the web at http://www.ariad.com.

    Some of the matters discussed herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are identified by the use of words such as "may", "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. These risks include, but are not limited to, risks and uncertainties regarding our ability to accurately estimate the timing and actual R&D expenses and other costs associated with the preclinical and clinical development and manufacture of our product candidates, the adequacy of our capital resources and the availability of additional funding including funding from an ex-US partnership for AP23573 referred to in this press release, risks and uncertainties regarding our ability to manufacture or have manufactured our product candidates on a commercial scale, risks and uncertainties regarding our ability to successfully recruit centers, enroll patients and conduct clinical studies of product candidates including our Phase 3 clinical trial in advanced sarcomas referred to in this press release, risks and uncertainties that clinical trial results at any phase of development may be adverse or may not be predictive of future results or lead to regulatory approval of any of our or any partner's product candidates, risks and uncertainties of third-party intellectual property claims relating to our and any partner's product candidates, risks and uncertainties related to the potential acquisition of or other strategic transaction regarding the minority stockholders' interests in our 80%-owned subsidiary, ARIAD Gene Therapeutics, Inc., and risks and uncertainties relating to regulatory oversight, the timing, scope, cost and outcome of legal and patent office proceedings, litigation, prosecution and re-examination proceedings concerning our NF-(kappa)B patent portfolio, future capital needs, key employees, dependence on collaborators and manufacturers, markets, economic conditions, products, services, prices, reimbursement rates, competition and other factors detailed in the Company's public filings with the Securities and Exchange Commission (SEC), including ARIAD's Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as updated from time to time in our subsequent periodic and current reports filed with the SEC. The information contained in this document is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.



             ARIAD PHARMACEUTICALS, INC. AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands,
 except share and      Three Months Ended        Nine Months Ended
 per share data          September 30,             September 30,
                    ------------------------  ------------------------
                       2006         2005         2006         2005
                    -----------  -----------  -----------  -----------
                          (Unaudited)               (Unaudited)

Total license
 revenue           $       229  $       321  $       688  $       975
                    -----------  -----------  -----------  -----------

Operating expenses:
  Research and
   development          10,564       12,381       32,382       35,128
  General and
   administrative        5,244        2,892       17,231        7,808
                    -----------  -----------  -----------  -----------
    Total operating
     expenses           15,808       15,273       49,613       42,936
                    -----------  -----------  -----------  -----------

Other income, net          359          358        1,351          938
                    -----------  -----------  -----------  -----------
Net loss           $   (15,220) $   (14,594) $   (47,574) $   (41,023)
                    ===========  ===========  ===========  ===========

Net loss per common
 share (basic and
 diluted)          $      (.25) $      (.25) $      (.77) $      (.75)
                    ===========  ===========  ===========  ===========

Weighted average
 number of shares
 of common stock
 outstanding (basic
 and diluted)       62,120,381   57,662,708   62,013,462   54,474,950



           CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

In thousands                         September 30,      December 31,
                                          2006              2005
                                     ---------------   ---------------
                                       (Unaudited)
Cash, cash equivalents and
 marketable securities              $        39,221   $        81,516
Total assets                        $        51,913   $        96,174
Total liabilities                   $        23,204   $        24,796
Stockholders' equity                $        28,709   $        71,378




    CONTACT: ARIAD Pharmaceuticals, Inc.
             Edward Fitzgerald, 617-621-2345